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                                                                    EXHIBIT 10.9

[MICRUS COMPANY LOGO]

MICRUS CORPORATION
495 CLYDE AVENUE
MOUNTAIN VIEW, CA 94043
TEL 650-969-7000
FAX 650-969-7100
email micruscorp.com

                               MICRUS CORPORATION

                               Offer of Employment
                              Terms and Conditions

Micrus Corporation wishes to offer Tom Michael Holdych the position of Director of Quality Assurance. This offer is valid through June 15, 1998. Proposed starting date is July 6,1998.

COMPENSATION

Upon commencement of employment, Tom Michael Holdych will be paid at the rate of $7,916.67 per month. Tom Michael Holdych will receive stock options in the amount of 20,000 shares at an exercise price which will be equal to the fair market value of the Company's common stock as of the grant date, with one fifth vesting at the end of the first year of employment, and one sixtieth per month thereafter. In the event that Micrus Corporation is acquired, merged or makes a public offering, all options will be considered vested at the time of the event if prior to the five-year vesting period. These options would not preclude the award of additional options that may carry a different exercise price and/or vesting period. In the event that Tom Michael Holdych's employment is terminated for any reason, the stock options will also be terminated as per ISO Stock Options Plan.

For the year 1998, Tom Michael Holdych will be eligible for an annual bonus of up to 15% of his annual base salary, to be awarded upon completion of mutually agreed-upon goals.The decision whether to award a bonus in any future year and the amount of any bonus will be at the sole discretion of the Board of Directors.

BENEFIT

The following benefits will be made available to Tom Michael Holdych upon commencement of employment under the same terms as other Micrus employees.

-     Health, Dental and Vision care

-     401K

-     Holiday pay

-     Vacation pay (paid in accordance with Company policy)

-     Sick/personal days (paid in accordance with Company policy)

By accepting the Micrus Corporation Offer of Employment, you will be acknowledging and expressly agreeing that at all times you will be an at-will employee. Thus, you and Micrus Corporation will retain the right to terminate the employment relationship for any reason. Upon any termination of the employment relationship, Micrus Corporation's only liability to you will be for payment of salary and vacation time earned prior to the termination date. The at-will nature of this employment relationship can be modified or nullified only in a formal written employment contract signed by you and the President of Micrus Corporation.

Agreed and accepted:
/s/ TOM MICHAEL HOLDYCH                 /s/ J. TODD DERBIN
-----------------------------           ---------------------------------------
Tom Michael Holdych                     J. Todd Derbin, Chief Executive Officer

12 JUNE, 1998                           11 JUNE, 1998
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Date                                    Date


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